Exhibit 5

[LETTERHEAD OF BURNS & LEVINSON LLP]

July 26, 2007

Allied Nevada Gold Corp.

9604 Prototype Court

Reno, Nevada 89521

Re: Registration Statement on Form S-1

Gentlemen:

We refer to the Registration Statement on Form S-1 (the “Registration Statement”) being filed by Allied Nevada Gold Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), including a prospectus to be filed with the SEC pursuant to Rule 424(b) of Regulation C promulgated under the Securities Act (the “Prospectus”) relating to an aggregate of 7,896,000 shares of Common Stock, par value $0.001 per share (the “Shares”) of the Company, all of which are currently issued and outstanding and are being registered on behalf of certain stockholders of the Company (the “Selling Stockholders”).

For the purpose of this opinion we, as your counsel, have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies.

Based upon the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ BURNS & LEVINSON LLP

BURNS & LEVINSON LLP